UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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GANNETT CO., INC.
(Name of Registrant as Specified in its Charter)

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May 7, 2019

Leading Proxy Advisory Firms Glass Lewis and Egan-Jones Recommend Gannett Shareholders
Vote “FOR ALL” of Gannett’s Eight Independent Director Nominees on the WHITE Proxy Card

Gannett Urges Shareholders to Vote “FOR ALL” on the WHITE Proxy Card TODAY

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) (“Gannett” or “company”) today announced that leading independent proxy advisory firms Glass Lewis & Co. (“Glass Lewis”) and Egan-Jones Proxy Services (“Egan-Jones”) have recommended that Gannett shareholders vote “FOR ALL” of the company’s eight highly experienced and independent director nominees – John Jeffry Louis, John E. Cody, Stephen W. Coll, Donald E. Felsinger, Lila Ibrahim, Lawrence S. Kramer, Debra A. Sandler and Chloe R. Sladden – on the WHITE proxy card ahead of the company’s 2019 annual meeting of shareholders to be held on May 16, 2019.

In its May 6, 2019 report, Glass Lewis stated1 that:

•
“In evaluating MNG’s proposal to acquire the Company for $12.00 per share, we believe the board has sufficient cause to believe the MNG offer is not sufficiently credible to warrant further discussions between the two parties or to allow MNG to conduct confidential due diligence. We question the sincerity of MNG’s bid and have outstanding concerns regarding the shareholder's capacity to obtain financing in order to close the transaction. We agree with the incumbent board that credible evidence of financing should be a prerequisite to further discussions with MNG.”

•
“The fact that MNG does not appear to have clearly expressed its intention to acquire the Company or submitted a written offer to the Gannett board before going public with its offer raises questions about its desire to engage in reasonable and productive negotiations with the board, in our view. This point is underscored by the fact that MNG declined several offers from the board to meet in the weeks following announcement of its offer and proposed the parties meet for the first time on January 31, 2019, more than two weeks after announcing its offer.”

•
“MNG appears to have conflicting priorities and its behavior both before and after submitting its bid suggests that MNG does not have a sincere interest in acquiring the Company, despite many statements to that specific intent.”

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“In reviewing the Dissident slate of nominees, we have outstanding concerns regarding Dissident Nominee Heath Freeman due to his current position as vice chairman of MNG. MNG is a large newspaper operator and could be viewed as a direct competitor to Gannett, in our view. We question the merit of appointing a representative of a competitor to the Gannett board. Moreover, we do not believe the Dissident has made a strong case that the Gannett board is in need of, or would benefit from, additional real estate expertise that would be provided by Dissident Nominee Dana Needleman or from additional newspaper operating experience that would be provided by Dissident Nominee Steven Rossi. We also question the turnaround expertise of all three Dissident Nominees, who serve together on the board of Fred’s Inc. and have presided over the loss of significant shareholder value at that company.”

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“We believe the Gannett board is reasonably well composed, with a mix of qualifications and experiences suitable for overseeing the business. The board also includes a mix of tenures, including newer and more senior directors, providing an appropriate balance of experience and fresh perspective, in our view.”

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“Here, we do not believe MNG has presented a credible offer and we see no reason to believe adding one or more Dissident Nominees to the board would make the Dissident’s offer more credible. In light of these factors and in the absence of any significant governance concerns with the incumbent board, we believe support for the Management Nominees is warranted.”

In its May 6, 2019 report, Egan-Jones stated2 that:

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“In our view, the management slate has the right mix of qualifications, experience and diversity contrary to MNG’s slate, which we believe, will not deliver any incremental benefits to the incumbent Board and fell short of independence as evidenced by the affiliation with Alden.”

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“We acknowledge Gannett’s efforts in investing and innovating in technology, to augment the expansion of its digital businesses, widen the number of its subscribers and pursue future acquisitions. In our view, the fact that these efforts are under way, altering the current Board with the MNG nominees could potentially disrupt the momentum due to the conflicting interests of both parties.”

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“We believe that the Company has a strategic plan to bring both short-term and long-term growth to the Company, as opposed to MNG’s unsolicited proposal, which we believe undervalues the worth of the Company.”

Commenting on the report, Gannett issued the following statement:

The recommendations of Glass Lewis and Egan-Jones to vote “FOR ALL” of Gannett’s highly engaged, fully independent director nominees send a strong message that we have the right board and strategy in place to drive long-term value creation for all Gannett shareholders. We are pleased that Glass Lewis and Egan-Jones share our belief that the broad and diverse backgrounds, professional experiences and skills of Gannett’s eight nominees make them uniquely qualified to continue to oversee Gannett during this critical time of the company’s ongoing digital transformation.

The reports support the board’s determination that MNG’s unsolicited proposal undervalues Gannett, and that none of MNG’s candidates would bring incremental expertise to the board, and indeed would worsen the quality of the board in terms of skills and experience. As underscored by Egan-Jones, Gannett believes that replacing any of Gannett’s directors with any of MNG’s nominees would deprive the board of important experience and expertise that are central to Gannett’s operations, digital transformation and value proposition and would jeopardize the value of shareholders’ investment. Further, these recommendations reflect that the board exercised appropriate degrees of engagement and review given both the lack of credibility of MNG’s “proposal” and the highly conflicted nature and poor track record of its nominees.

Every vote is extremely important. The Gannett board of directors strongly urges shareholders to vote “FOR ALL” eight highly experienced and independent director nominees on the WHITE proxy card today.

If you have any questions, or need assistance in voting
your shares, please call the firm assisting us
in the solicitation of proxies:

INNISFREE M&A INCORPORATED
TOLL-FREE at 1-877-456-3507

Remember: Please simply discard any Blue proxy card you may receive from MNG.
Any vote on MNG’s Blue proxy card (even a vote in protest on their nominees) will revoke any earlier proxy card that you have submitted to Gannett.

Greenhill & Co., LLC and Goldman Sachs & Co. LLC are acting as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Gannett.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to strengthening communities across our network. With an unmatched local-to-national reach, Gannett touches the lives of more than 125 million people monthly with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Gannett brands include USA TODAY NETWORK with the iconic USA TODAY and more than 100 local media brands, digital marketing services companies ReachLocal, WordStream and SweetIQ, and U.K. media company Newsquest. To connect with us, visit www.gannett.com.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results or events to differ materially from those projected, anticipated or implied in the forward-looking statements, including the matters described under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K for fiscal year 2018 and in the company’s other SEC filings.

For investor inquiries, contact:
Stacy Cunningham
Vice President, Financial Planning & Investor Relations
703-854-3168
investors@gannett.com

Arthur Crozier / Jennifer Shotwell / Larry Miller
Innisfree M&A Incorporated
(212) 750-5833

For media inquiries, contact:
Amber Allman
Vice President, Corporate Events & Communications
703-854-5358
aallman@gannett.com

Ed Trissel / Nick Lamplough / Tim Ragones
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

1 Permission to use quotations neither sought nor obtained.
2 Permission to use quotations neither sought nor obtained.